Exhibit 10.3

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT TO THE CHANGE IN CONTROL AGREEMENT (this “Amendment Agreement”) is made on and as of the 9th day of August, 2019, by and between Two River Bancorp (“TRB”), a corporation organized under the laws of the state of New Jersey, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724; Two River Community Bank (“TRCB” or “Employer”), a bank organized under the laws of the state of New Jersey and wholly owned subsidiary of TRB, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724; and ALAN B. TURNER (“Executive”), whose business address is 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724.

Background

WHEREAS, (a) TRB desires to enter into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 9, 2019 with OceanFirst Financial Corp., a Delaware corporation (“OFFC”), and Hammerhead Merger Sub Corp., a New Jersey corporation ("Merger Sub"), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub will merge with and into TRB, with TRB surviving (the "First-Step Merger") and (ii) immediately thereafter, TRB, as the surviving corporation in the First-Step Merger, will merge with and into OFFC, with OFFC surviving (together with the First-Step Merger, the "Integrated Mergers") and (b) TRCB desires to enter into that certain Agreement and Plan of Merger (the "Bank Merger Agreement") dated as of August 9, 2019 with OceanFirst Bank, National Association, a national banking association and a wholly owned subsidiary of OFFC (“OceanFirst Bank”) pursuant to which, on the terms and subject to the conditions set forth in the Bank Merger Agreement, TRCB will, immediately following the completion of the Integrated Mergers, merge with and into OceanFirst Bank, with OceanFirst Bank surviving (together with the Integrated Mergers, the "Merger").

WHEREAS, TRCB and Executive are parties to a Change in Control Agreement (the “Existing Change in Control Agreement”) dated June 1, 2019.

WHEREAS, Executive and TRCB expressly acknowledge that OFFC and its affiliates are intended as beneficiaries of this Amendment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, TRCB and Executive agree as follows:

1.     Incorporation of Background; Defined Terms. The Background provisions set forth above (including, without limitation, all defined terms set forth therein) are hereby incorporated by reference into this Amendment Agreement and made a part hereof as if set forth in their entirety in this Section 1. All terms used in this Amendment Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

2.     Severance and Noncompete Payments.

(a)     Provided that Executive signs a general release of claims substantially in the form attached hereto as Exhibit C (the “Release”), which becomes effective in accordance with its terms, OceanFirst Bank shall, within five (5) days after the Effective Time and the consummation of the Merger, make the payment specified to Executive under Payment 1 on Exhibit A hereto in the amount specified therein through its payroll system, less all applicable withholdings. Executive shall not sign the Release sooner than the Closing Date.

(b)     On the later to occur of January 20, 2020 or the date which is five (5) days after the Effective Time, OceanFirst Bank shall make the additional payment to Executive specified under Payment 2 of Exhibit A hereto in the amount specified therein through its payroll system, less all applicable withholdings.

(c)     Executive acknowledges that, except as specifically and expressly set forth in this Amendment Agreement and on Exhibit A hereto, at and after the Effective Time, TRCB, OceanFirst Bank and OFFC will not have any obligation to provide Executive at any time in the future any payments, benefits or considerations with respect to the Existing Change in Control Agreement.

3.     Termination of Agreements and Plans; Non-Competition and Non-Solicitation Agreement. As of the Effective Time, except for this Amendment Agreement or as otherwise expressly provided in this Amendment Agreement, the Existing Change in Control Agreement shall be terminated and of no further force or effect, and TRCB, OceanFirst Bank and OFFC shall have no continuing obligation to make any payment or to provide any benefit to Executive under the Existing Change in Control Agreement; provided, however, that:

(a)     the terms of Section 9(d) of the Existing Change in Control Agreement shall survive following the Merger and shall apply to this Amendment Agreement;

(b)     the terms of the non-competition and non-solicitation provisions contained in Section 15 of the Existing Change in Control Agreement shall survive following the Merger, and, for the avoidance of doubt, the parties agree that the term “Bank” in Section 15 of the Existing Change in Control Agreement shall refer to TRCB as constituted immediately before the Effective Time; and

(c)     Section 15 of the Existing Change in Control Agreement shall be amended to provide, in addition to the provisions thereof, that in the event of a breach of Section 15 of the Existing Change in Control Agreement, TRCB, OFFC, and/or OceanFirst Bank may require, as liquidated damages, reimbursement or forfeiture of a pro-rata (based on the period of time of the noncompetition restriction and when such a breach occurred) amount paid as consideration for Executive’s agreement to the noncompetition provisions under Section 15 of the Existing Change in Control Agreement.

4.     Indemnification. Notwithstanding the foregoing, nothing contained herein shall be deemed a waiver by Executive of any rights Executive may have to indemnification and other benefits under the Merger Agreement.

5.     Effect on Existing Agreement. Between the date of this Amendment Agreement and the Effective Time, this Amendment Agreement shall be deemed to amend and/or supplement the rights and obligations of the parties under the Existing Change in Control Agreement to the extent contemplated herein. This Amendment Agreement becomes irrevocable upon the Effective Time in compliance with the requirements of Treasury Regulation Section 1.409A-3(j)(ix)(B). In the event of any conflict between the terms of this Amendment Agreement and the terms of the Existing Change in Control Agreement, this Amendment Agreement shall control. If the Merger Agreement is terminated prior to the Effective Time, this Amendment Agreement shall expire and be of no further effect or consequence, and the terms of the Existing Change in Control Agreement shall be reinstated.

6.     Tax Issues. The Executive acknowledges that TRCB has not provided advice regarding the taxation or tax reporting of payments made pursuant to this Amendment Agreement; provided, however, it is the intent of the parties that payments under this Amendment Agreement either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Amendment Agreement shall be interpreted to be in compliance therewith. To that end, TRCB and Executive agree that the payments described on Exhibit A are intended to comply with Section 409A of the Code as a payment upon plan termination pursuant to Treasury Regulation Section 1.409A-3(j)(ix)(B).

7.     Code Section 280G Provision. TRCB and Executive agree that each has reviewed the payments described on Exhibit A and determined (based on the data provided by TRCB as of the date hereof) to file tax returns consistent with the position that the payments or benefits payable to Executive pursuant to Exhibit A in connection with the Merger following the Executive’s employment termination are not subject to an excise tax imposed by Section 4999 of the Code. The parties understand that the data underlying this determination shall be updated and confirmed as of the Effective Time. Executive further understands that, should the IRS challenge the position taken by TRCB and the Executive pursuant to this section, Executive is fully responsible for any taxes imposed under Section 4999 of the Code and related costs in respect of payments to Executive in connection with the Merger, the Existing Change in Control Agreement, and the Amendment Agreement.

8.     Applicable Law. This Amendment Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of New Jersey (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflict of laws.

9.     Construction. Each party to this Amendment Agreement had full opportunity to negotiate all terms and language of this Amendment Agreement, and this Amendment Agreement and all of its terms shall be construed as if drawn by both parties and not against either as the drafter.

10.   Entire Agreement. This Amendment Agreement sets forth the entire agreement between the parties and fully supersedes any and all written or oral contracts, agreements or understandings between the parties pertaining to the subject matter hereof except as expressly contemplated hereby.

11.   Severability. If any of the provisions of, or covenants contained in, this Amendment Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the validity or enforceability of the remaining provisions and covenants in such jurisdiction or any provision or covenant of this Amendment Agreement in any other jurisdiction. If any of the provisions of or covenants contained in this Amendment Agreement are held to be unenforceable in any jurisdiction because of the duration and/or scope (whether geographic or otherwise) thereof, such provision shall be deemed to be reduced to the maximum duration and/or scope permitted in such jurisdiction; provided, however, that such reduction shall not affect the enforceability of this Amendment Agreement in any other jurisdiction.

12.   Amendment; Waiver. This Amendment Agreement shall not be amended or modified except by written instrument executed by or on behalf of Executive, TRCB and OFFC. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or covenant herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Amendment Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

13.   Required Regulatory Provisions. Notwithstanding anything herein contained to the contrary, any payments to the Executive by TRCB, whether pursuant to this Amendment Agreement or otherwise, are subject to and conditioned upon its compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

14.   Successors and Assigns. The provisions of this Amendment Agreement shall be binding upon and inure to the benefits of the parties hereto and the respective successors and assigns of TRCB (including, without limitation, OFFC and OceanFirst Bank) and the executors, personal representatives, surviving spouse, heirs, devisees and legatees of the Executive. Executive may not assign, delegate or otherwise transfer any of his rights or obligations under this Amendment Agreement.

IN WITNESS WHEREOF, the Bank and the Executive hereby execute this Amendment Agreement.

EXECUTIVE: /s/ Alan B. Turner Alan B. Turner	TWO RIVER COMMUNITY BANK: By: /s/ William D. Moss William D. Moss, President and CEO TWO RIVER BANCORP By: /s/ William D. Moss William D. Moss, President and CEO

Exhibit A

Payment 1

1.	Severance and Noncompete Payment:	$297,969

Payment 2

1.	Severance and Noncompete Payment:	$297,969

2.	Bonus for 2019 (unless previously paid by TRCB)	N/A

Exhibit B

JOINDER

OCEANFIRST BANK, NATIONAL ASSOCIATION, a national banking association (“OceanFirst Bank”), hereby executes this JOINDER to the Amendment Agreement dated August 9, 2019 (the “Amendment”), by and between Two River Bancorp, Two River Community Bank (“TRCB”) and ALAN B. TURNER (the “Executive”). All terms used in this Joinder and not defined herein shall have the meanings assigned thereto in the Amendment.

Accordingly, OceanFirst Bank hereby affirms the Amendment, including the remaining effective provisions of the Existing Change in Control Agreement, and its continuing obligations thereunder as of the Effective Time, and as of the Effective Time agrees to be bound by all terms and conditions thereof.

Dated as of: August 9, 2019	OCEANFIRST BANK, NATIONAL ASSOCIATION By: /s/ Christopher D. Maher Name: Christopher D. Maher Title: Chairman, President & CEO

Exhibit C

GENERAL RELEASE

This General Release of Claims (this “Release”) is provided by Alan Turner (“Executive”) to Two River Bancorp (“TRB”), a corporation organized under the laws of the state of New Jersey which serves as a bank holding company, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724, Two River Community Bank (“TRCB” or “Employer”), a banking corporation organized under the laws of the state of New Jersey which is a wholly owned subsidiary of TRB, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724, and the Released Parties as designated below, dated as of [DATE]. This Release is provided by Executive pursuant to a Change In Control Agreement made on and as of June 1, 2019 among Executive, TRB and TRCB (the “Change in Control Agreement”). TRB and TRCB are sometimes collectively referred to as the “Company”. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Change in Control Agreement.

1.     Release of Claims.

(a)     In exchange for Employer agreeing to make the Payments referred to in Section 2 below, less applicable withholding, Executive releases Employer and TRB, and their present, past and future officers, directors, agents, employees, shareholders, members, affiliates, parents, subsidiaries, divisions, related companies, successors (including OceanFirst Financial Corp. and its subsidiaries), predecessors, assigns, members, shareholders, investors, trustees, partners, agents, attorneys, and representatives (which collectively are referred to in this Agreement as “Released Parties”), from, and Executive waives, all suits, debts and claims that existed up to the time that Executive signs this Release, including but not limited to, everything arising from or in any way related to Executive’s employment with the Company and/or the termination of Employee’s employment with the Company (referred to in this Release as “Claims”). This Release and Executive’s release and waiver of Claims includes, but is not limited to, the following:

(1)     All Claims against the Company and all companies and institutions related to or affiliated with the Company and the other Released Parties, and their successors, predecessors, officers, directors, agents, shareholders, members and employees,

(2)     All Claims asserted and all Claims that could have been asserted in a lawsuit by Executive against the Company and all companies and institutions related to or affiliated with the Company and the other Released Parties, and their successors, predecessors, officers, directors, agents, shareholders, members and employees,

(3)     All Claims of which Executive is now aware and all Claims of which Executive is not presently aware,

(4)     All Claims that, through Executive, Executive’s heirs, executors or administrators have,

(5)     All Claims arising under or relating to any policy, agreement, plan, understanding or promise, written or oral, formal or informal, between the Company or any of the other Releasees and Executive, including, but not limited to, the Change in Control Agreement

(6)     All Claims for attorney’s fees, and

(7)     All Claims arising under common law or any local, state or federal law including, but not limited to, the Civil Rights Act of 1964, the Americans With Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, New Jersey Wage Payment Law, New Jersey Wage and Hour Law, all local, municipal, state and federal wage and hour laws, all local, municipal, state and federal “whistleblower” laws, all other laws affecting employment, and all amendments of those laws.

(b)     Notwithstanding the foregoing, the Company and Executive recognize that nothing contained in this Section 1 shall in any way release or discharge: (i) Executive’s right to bring any Claim that cannot be waived under applicable law; (ii) Executive’s right to receive payment in accordance with the terms of the Change in Control Agreement; (iii) Executive’s right to enforce, or bring any Claim for breach of, the Change in Control Agreement; (iv) Executive’s right to receive Executive’s equity in the Company pursuant to the terms of the any equity award agreement, as applicable; (v) Executive’s right to any vested benefits to which Executive may be entitled under any retirement or pension plan of the Company or its subsidiaries, as applicable; or (vi) Executive’s right to bring any Claim for indemnification under any applicable directors and officers liability insurance policy or applicable state or federal law, as applicable (the “Excluded Claims”).

2.     Attorney Consultation; Voluntary Agreement. Executive acknowledges that (i) the Company has advised Executive to consult with an attorney of Executive’s own choosing before signing this Release, (ii) Executive has been given the opportunity to seek the advice of counsel, (iii) Executive has carefully read and fully understands all of the provisions of this Release, (iv) the Release specifically applies to any rights or claims Executive may have against the Releasees under the Age Discrimination In Employment Act, (v) Executive is entering into this Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive is not otherwise entitled, including the provision of certain payment, and if applicable, benefits, set forth in Change in Control Agreement (the “Payments”), and (vi) Executive has the full power, capacity and authority to enter into this Release.

3.     Period of Review and Revocation Rights.

(a)     Executive understands and agrees that Executive has 45 days following Executive’s receipt of this Release to review this Release and its terms and to reflect upon them and consider whether Executive wants to sign it. Executive may not sign this Release prior to the Closing Date. Executive understands and agrees that Executive may accept this Release by signing and returning it within the applicable time frame to [NAME], [TITLE], [ENTITY NAME] at [MAILING ADDRESS] or by e-mail at [E-MAIL].

(b)     Executive further acknowledges that Executive will have seven (7) calendar days following Executive’s execution of this Release within which to revoke this Release. If Executive chooses to revoke his consent to this Release, the revocation must be in writing and delivered to [NAME], [TITLE], [ENTITY NAME], at the address above no later than seven (7) calendar days after Executive has signed this Release. In the event of such revocation by Executive, this Release shall be null and void in its entirety and Executive will not receive the Payments. Provided that Executive does not revoke this Release, this Release shall become effective on the eighth (8th) calendar day following the date of Executive’s execution of this Release.

* * *

IN WITNESS WHEREOF, Executive has executed this Release on the date set forth below.

EXECUTIVE

Date Executed:
(Signature)

(Printed Name)